ION reports second quarter 2016 results

Second Quarter Highlights:

•	Revenues of $36.2 million, EPS of $(2.22) and Adjusted EPS of $(1.85)

•	Debt restructuring, reducing senior notes by $26 million, extending maturities on $121 million out to 2021

•	OBS crew and vessels began work on a survey that will extend into the third quarter

•	Operating expenses decreased 30% from second quarter 2015, reflecting the impact of cost reduction measures

•	Adjusted EBITDA of $(3.3) million compared to $(29.4) million one year ago

•	Total liquidity of $64.3 million at June 30
HOUSTON – August 3, 2016 – ION Geophysical Corporation (NYSE: IO) today reported a second quarter 2016 net loss of $25.3 million, or $(2.22) per share, on revenues of $36.2 million, compared to a net income of $56.1 million, or $5.11 per diluted share, on revenues of $36.8 million in second quarter 2015. Excluding special items related to severance charges and the Company’s debt exchange in the second quarter 2016, the Company‘s adjusted net loss was $21.2 million, or $(1.85) per share, compared to an adjusted net loss of $44.7 million, or $(4.07) per share in second quarter 2015. A reconciliation of special items to the 2016 and 2015 financial results can be found in the financial tables of this press release.
At June 30, 2016, the Company’s total liquidity was $64.3 million, consisting of cash and cash equivalents of $52.4 million and $11.9 million remaining availability on its maximum $40.0 million revolving credit facility. While the Company had borrowings of only $15.0 million under its revolving credit facility at June 30, 2016, the remaining available amount was temporarily reduced due to a decline in the eligible account and unbilled receivables that collateralize the facility.
The Company consumed cash before financing activities of $17.2 million in second quarter 2016, compared to $25.5 million in the prior year period. The Company reported an Adjusted EBITDA for second quarter 2016 of $(3.3) million, compared to $(29.4) million one year ago. During the first half 2016, the Company consumed cash before financing activities of $21.3 million, compared to $53.0 million in first half 2015. First half 2016 Adjusted EBITDA was $(20.5) million, compared to $(67.5) million in first half 2015. A reconciliation of Adjusted EBITDA to the closest comparable GAAP numbers can be found in the financial tables of this press release.
In April, the Company completed its bond exchange offer, retiring $26 million in principal value of its $175 million high yield bonds, using $15 million of cash, before fees. The Company also issued $121 million of new notes, extending the maturity date to December 2021, with the interest rate increasing by 1%, to 9.125%.
Brian Hanson, ION’s President and Chief Executive Officer, commented, “The year is unfolding as we initially expected. We’ve had a slow start but anticipate revenues increasing as the year progresses. We’re beginning to see early signs of a recovery, indicating the down cycle may have reached its bottom.
“Looking to the second half of the year, we anticipate our revenues will increase in part from the completion of our OBS survey offshore Nigeria, our continued work on our industry-funded new venture programs in the southern Gulf of Mexico, and traditional behavior of spending on data libraries in the fourth quarter.

“During the second quarter, we mobilized our ocean bottom crew and vessels and began acquisition on a survey offshore Nigeria. We expect completion of the data acquisition in the third quarter and are very pleased with the production and data quality we and our customer are seeing. We continue to work on two tenders with other customers in the region and hope to mobilize to these projects toward the end of the year. Although we expect a short gap in timing between projects, we have demonstrated our ability to quickly ramp down and up our crew and vessels, minimizing our cash burn between projects.
“Our total cash consumption for the first half of the year was in line with our expectations given our slow start, the ramp up of our OBS crew and vessels and our use of cash to complete the debt exchange in late April. We expect that with the anticipated increase in revenues during the third and fourth quarters, we will generate positive cash flows in the second half of the year, and we expect our revolving credit facility availability to increase based on higher levels of accounts receivables.
“Despite our first half financial results, we are pleased to have our OBS crew back at work and to have completed our financial restructurings. We expect our second half to be stronger than the first, and we believe our current liquidity, coupled with our operational and financial restructurings, will enable us to maintain our core capabilities as we continue to weather this deep industry downturn.”
SECOND QUARTER 2016
The Company’s segment revenues for the second quarter were as follows (in thousands):

	Three Months Ended June 30,
	2016	2015	% Change
Solutions	$18,618	$22,350	(17)%
Systems	6,626	7,674	(14)%
Software	4,475	6,771	(34)%
Ocean Bottom Services	6,433	—	—%
Total	$36,152	$36,795	(2)%
Within the Solutions segment, new venture revenues were $4.6 million, a 26% increase from second quarter 2015; data library revenues were $6.3 million, a 16% decrease; and data processing revenues were $7.8 million, a 31% decrease. All businesses within the Solutions segment continue to be impacted by the slowdown in exploration spending. The new venture revenues in the current quarter primarily relate to activities on industry-funded programs in the southern Gulf of Mexico.
Systems segment revenues reflected only repair and replacement revenues, as there were no new system sales during the second quarter 2016. Systems segment revenues continue to be impacted by reduced activity by seismic contractors, as numerous vessels have been taken out of service.
The decrease in Software segment revenues was primarily due to lower Orca® licensing revenues and a decline in service revenues. While Software segment revenues were down 34% year over year, the segment generated positive gross and operating margins of 62% and 20%, respectively, during the quarter.

In the Ocean Bottom Services (OBS) segment, the Company’s OBS crew ramped up for a survey offshore Nigeria. A majority of the revenues on this project will be recognized in the third quarter, as acquisition on this project did not begin until late June. The OBS segment’s gross margin of 66% in the second quarter was favorably impacted by lease amendments executed with the vessel owners, which reduced a portion of idle vessel expenses previously accrued.
Consolidated operating expenses were $21.4 million, down 30% from $30.6 million in second quarter 2015. Operating margin was (46)%, compared to (111)% in the prior year quarter. While total second quarter revenues were down only 2% versus second quarter 2015, the decrease in operating expenses and improvement in operating margins resulted from the Company’s ongoing cost reduction efforts.
YEAR-TO-DATE 2016
The Company’s segment revenues for the first six months of the year were as follows (in thousands):

	Six Months Ended June 30,
	2016	2015	% Change
Solutions	$31,636	$41,349	(23)%
Systems	11,985	20,443	(41)%
Software	8,763	15,581	(44)%
Ocean Bottom Services	6,433	—	—%
Total	$58,817	$77,373	(24)%
Within the Solutions segment, new venture revenues were $7.9 million, a 9% decrease from the first six months of 2015; data library revenues were $10.5 million, a 9% increase; and data processing revenues were $13.2 million, a 43% decrease. All businesses within the Solutions segment were impacted by the slowdown in exploration spending.
The decrease in Systems segment revenues resulted from a reduction in new marine positioning system sales and repair and replacement revenues, attributable to reduced activity by seismic contractors, as they have taken vessels out of service.
Software segment revenues were down primarily due to lower Orca licensing revenues and a decline in service revenues. While Software segment revenues were down 44% year over year, the segment generated positive gross and operating margins of 60% and 22%, respectively, during the first six months of 2016.
The Ocean Bottom Services segment was impacted by the Company’s OBS crew going back to work in second quarter 2016 on a survey offshore Nigeria, whereas the crew was idle throughout all of 2015.
Consolidated operating expenses were $42.6 million, down 31% from the $61.5 million in the first half 2015. Operating margin was (79)%, compared to (113)% in the prior year period. The decrease in operating expenses was the result of the Company’s ongoing cost reduction efforts, which had a positive impact on operating margin, more than offsetting the impact from the decline in revenues.

For the first six months of 2016, the Company reported a net loss of $60.4 million, or $(5.48) per share, compared to net income of $0.8 million, or $0.07 per diluted share, in the first six months of 2015. Excluding special items in both periods, the Company reported an adjusted net loss of $56.2 million, or $(5.10) per share, compared to an adjusted net loss of $96.2 million, or $(8.77) per share, in the prior year period.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, August 4, 2016, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 18, 2016. To access the replay, dial (877) 660-6853 and use pass code 13640095#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit www.iongeo.com.
Contact
Steve Bate
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from OceanGeo, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with pending and future litigation, including the risk that the Company does not prevail in its appeal of the judgment in the lawsuit with WesternGeco and that the ultimate outcome of the lawsuit could have a material adverse effect on the Company’s financial results and liquidity; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the performance of OceanGeo; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2016.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Service revenues	$25,430	$23,323	$38,586	$43,403
Product revenues	10,722	13,472	20,231	33,970
Total net revenues	36,152	36,795	58,817	77,373
Cost of services	27,175	38,817	53,012	84,351
Cost of products	4,124	8,113	9,882	18,945
Gross profit (loss)	4,853	(10,135)	(4,077)	(25,923)
Operating expenses:
Research, development and engineering	4,761	7,239	10,370	14,959
Marketing and sales	4,684	8,638	8,694	16,471
General, administrative and other operating expenses	11,996	14,677	23,576	30,025
Total operating expenses	21,441	30,554	42,640	61,455
Loss from operations	(16,588)	(40,689)	(46,717)	(87,378)
Interest expense, net	(4,702)	(4,607)	(9,436)	(9,232)
Other income (expense), net	(1,717)	101,600	(1,597)	98,381
Income (loss) before income taxes	(23,007)	56,304	(57,750)	1,771
Income tax expense, net	2,256	532	2,549	1,515
Net income (loss)	(25,263)	55,772	(60,299)	256
Net (income) loss attributable to noncontrolling interests	(79)	297	(57)	549
Net income (loss) attributable to ION	$(25,342)	$56,069	$(60,356)	$805
Net income (loss) per share:
Basic	$(2.22)	$5.11	$(5.48)	$0.07
Diluted	$(2.22)	$5.11	$(5.48)	$0.07
Weighted average number of common shares outstanding:
Basic	11,415	10,979	11,008	10,975
Diluted	11,415	10,980	11,008	10,977

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	June 30, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$52,433	$84,933
Accounts receivable, net	20,094	44,365
Unbilled receivables	22,011	19,937
Inventories	34,377	32,721
Prepaid expenses and other current assets	17,461	14,807
Total current assets	146,376	196,763
Property, plant, equipment and seismic rental equipment, net	58,412	72,027
Multi-client data library, net	118,547	132,237
Goodwill	24,025	26,274
Intangible assets, net	3,947	4,810
Other assets	2,514	2,977
Total assets	$353,821	$435,088
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$20,371	$7,912
Accounts payable	26,969	29,799
Accrued expenses	27,284	34,287
Accrued multi-client data library royalties	23,473	25,045
Deferred revenue	7,666	6,560
Total current liabilities	105,763	103,603
Long-term debt, net of current maturities	145,130	175,080
Other long-term liabilities	44,051	44,365
Total liabilities	294,944	323,048
Equity:
Common stock	118	107
Additional paid-in capital	897,476	894,715
Accumulated deficit	(819,887)	(759,531)
Accumulated other comprehensive loss	(18,980)	(14,781)
Treasury stock	—	(8,551)
Total stockholders’ equity	58,727	111,959
Noncontrolling interest	150	81
Total equity	58,877	112,040
Total liabilities and equity	$353,821	$435,088

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income (loss)	$(25,263)	$55,772	$(60,299)	$256
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization (other than multi-client data library)	5,744	6,490	11,416	13,015
Amortization of multi-client data library	7,105	5,151	14,244	10,440
Stock-based compensation expense	867	1,567	1,610	3,047
Loss on extinguishment of debt	2,182	—	2,182	—
Reduction of accrual for loss contingency related to legal proceedings	—	(101,978)	—	(101,978)
Deferred income taxes	327	(12)	381	(24)
Change in operating assets and liabilities:
Accounts receivable	(5,231)	13,408	23,980	87,796
Unbilled receivables	(4,254)	10,721	(2,042)	9,198
Inventories	979	(271)	1,329	(739)
Accounts payable, accrued expenses and accrued royalties	5,040	(1,505)	(5,518)	(40,649)
Deferred revenue	1,678	(732)	1,151	2,405
Other assets and liabilities	(3,992)	(4,400)	(773)	(5,262)
Net cash used in operating activities	(14,818)	(15,789)	(12,339)	(22,495)
Cash flows from investing activities:
Cash invested in multi-client data library	(2,321)	(4,510)	(8,648)	(13,598)
Purchase of property, plant, equipment and seismic rental assets	(74)	(5,219)	(340)	(17,213)
Other investing activities	—	—	—	257
Net cash used in investing activities	(2,395)	(9,729)	(8,988)	(30,554)
Cash flows from financing activities:
Borrowings under revolving line of credit	15,000	—	15,000	—
Repurchase of common stock	—	—	(964)	—
Payments on notes payable and long-term debt	(2,574)	(1,494)	(4,786)	(3,560)
Costs associated with issuance of debt	(4,859)	—	(6,174)	—
Payment to repurchase bonds	(15,000)	—	(15,000)	—
Other financing activities	—	(9)	13	22
Net cash used in financing activities	(7,433)	(1,503)	(11,911)	(3,538)
Effect of change in foreign currency exchange rates on cash and cash equivalents	409	(357)	738	39
Net decrease in cash and cash equivalents	(24,237)	(27,378)	(32,500)	(56,548)
Cash and cash equivalents at beginning of period	76,670	144,438	84,933	173,608
Cash and cash equivalents at end of period	$52,433	$117,060	$52,433	$117,060

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net revenues:
Solutions:
New Venture	$4,579	$3,636	$7,885	$8,665
Data Library	6,275	7,509	10,547	9,646
Total multi-client revenues	10,854	11,145	18,432	18,311
Data Processing	7,764	11,205	13,204	23,038
Total	18,618	22,350	31,636	41,349
Systems	6,626	7,674	11,985	20,443
Software:
Software Systems	4,096	5,798	8,246	13,527
Services	379	973	517	2,054
Total	4,475	6,771	8,763	15,581
Ocean Bottom Services	6,433	—	6,433	—
Total	$36,152	$36,795	$58,817	$77,373
Gross profit (loss):
Solutions	$(3,533)	$(7,856)	$(13,306)	$(18,248)
Systems	1,358	1,500	2,721	6,059
Software	2,761	4,208	5,287	9,798
Ocean Bottom Services	4,267	(7,987)	1,221	(23,532)
Total	$4,853	$(10,135)	$(4,077)	$(25,923)
Gross margin:
Solutions	(19)%	(35)%	(42)%	(44)%
Systems	20%	20%	23%	30%
Software	62%	62%	60%	63%
Ocean Bottom Services	66%	—%	19%	—%
Total	13%	(28)%	(7)%	(34)%
Income (loss) from operations:
Solutions	$(8,649)	$(19,756)	$(24,126)	$(41,534)
Systems	(1,843)	(2,379)	(4,352)	(1,365)
Software	899	2,095	1,895	5,430
Ocean Bottom Services	2,884	(10,008)	(1,330)	(27,567)
Corporate and other	(9,879)	(10,641)	(18,804)	(22,342)
Total	$(16,588)	$(40,689)	$(46,717)	$(87,378)
Operating margin:
Solutions	(46)%	(88)%	(76)%	(100)%
Systems	(28)%	(31)%	(36)%	(7)%
Software	20%	31%	22%	35%
Ocean Bottom Services	45%	—%	(21)%	—%
Corporate and other	(27)%	(29)%	(32)%	(29)%
Total	(46)%	(111)%	(79)%	(113)%

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net income (loss) before interest expense, interest income, income taxes, depreciation and amortization charges, and other non-cash charges including a reduction for loss contingency related to legal proceedings and loss on extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss)	$(25,263)	$55,772	$(60,299)	$256
Interest expense, net	4,702	4,607	9,436	9,232
Income tax expense, net	2,256	532	2,549	1,515
Depreciation and amortization expense	12,849	11,641	25,660	23,455
Reduction of accrual for loss contingency related to legal proceedings	—	(101,978)	—	(101,978)
Loss on extinguishment of debt	2,182	—	2,182	—
Adjusted EBITDA	$(3,274)	$(29,426)	$(20,472)	$(67,520)

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Special Items to Diluted Income (Loss) per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted loss from operations or adjusted net income (loss), which excludes certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for loss from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and six months ended June 30, 2016 and 2015:

	Three Months Ended June 30, 2016				Three Months Ended June 30, 2015
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$36,152	$—		$36,152	$36,795	$—		$36,795
Cost of sales	31,299	(1,077)		30,222	46,930	—		46,930
Gross profit (loss)	4,853	1,077		5,930	(10,135)	—		(10,135)
Operating expenses	21,441	(932)		20,509	30,554	(1,324)		29,230
Loss from operations	(16,588)	2,009	(1)	(14,579)	(40,689)	1,324	(3)	(39,365)
Interest expense, net	(4,702)	—		(4,702)	(4,607)	—		(4,607)
Other income (expense), net	(1,717)	2,182	(2)	465	101,600	(101,978)	(4)	(378)
Income tax expense	2,256	—		2,256	532	150		682
Net income (loss)	(25,263)	4,191		(21,072)	55,772	(100,804)		(45,032)
Net (income) loss attributable to noncontrolling interest	(79)	—		(79)	297	—		297
Net income (loss) attributable to ION	$(25,342)	$4,191		$(21,151)	$56,069	$(100,804)		$(44,735)
Net income (loss) per share:
Basic	$(2.22)			$(1.85)	$5.11			$(4.07)
Diluted	$(2.22)			$(1.85)	$5.11			$(4.07)
Weighted average number of common shares outstanding:
Basic	11,415			11,415	10,979			10,980
Diluted	11,415			11,415	10,980			10,980

	Six Months Ended June 30, 2016				Six Months Ended June 30, 2015
	As Reported	Special Items		As Adjusted	As Reported	Special Items(5)	As Adjusted
Net revenues	$58,817	$—		$58,817	$77,373	$—	$77,373
Cost of sales	62,894	(1,077)		61,817	103,296	(1,813)	101,483
Gross loss	(4,077)	1,077		(3,000)	(25,923)	1,813	(24,110)
Operating expenses	42,640	(932)		41,708	61,455	(1,522)	59,933
Loss from operations	(46,717)	2,009	(1)	(44,708)	(87,378)	3,335	(84,043)
Interest expense, net	(9,436)	—		(9,436)	(9,232)	—	(9,232)
Other income (expense), net	(1,597)	2,182	(2)	585	98,381	(100,065)	(1,684)
Income tax expense	2,549	—		2,549	1,515	150	1,665
Net income (loss)	(60,299)	4,191		(56,108)	256	(96,880)	(96,624)
Net (income) loss attributable to noncontrolling interest	(57)	—		(57)	549	(172)	377
Net income (loss) attributable to ION	$(60,356)	$4,191		$(56,165)	$805	$(97,052)	$(96,247)
Net income (loss) per share:
Basic	$(5.48)			$(5.10)	$0.07		$(8.77)
Diluted	$(5.48)			$(5.10)	$0.07		$(8.77)
Weighted average number of common shares outstanding:
Basic	11,008			11,008	10,975		10,977
Diluted	11,008			11,008	10,977		10,977

(1)	Represents severance charges during the second quarter 2016.

(2)	Represents a loss on extinguishment of debt associated with the Company’s second quarter 2016 bond exchange.

(3)	Represents vacated facility charges related to the second quarter 2015.

(4)	Represents a partial reduction in the WesternGeco legal contingency in the second quarter 2015.

(5)	In addition to notes (3) and (4), the six months ended June 30, 2015 includes severance and facility charges related to the first quarter 2015.